EXHIBIT 11

                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001


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                                                                       THREE MONTHS            NINE MONTHS
                                                                          ENDED                    ENDED
                                                                       Sept. 30, 2001         Sept. 30, 2001
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
NUMERATOR:
        Net income                                                     $        5,156          $       15,394
        Less preferred stock dividends                                             --                      11
                                                                       -----------------------------------------
        Net income for basic and diluted earnings
          per common share - net income available
          to common stockholders                                       $        5,156          $       15,383
                                                                       =========================================
DENOMINATOR:
        Denominator for basic earnings per common
           share - weighted average shares                                 16,712,165              16,636,233

        Effects of dilutive securities:
          Director and employee stock options                                 403,009                 384,602
          Restricted stock not vested                                             387                   2,521
                                                                       -----------------------------------------
        Total effects of dilutive securities                                  403,396                 387,123
                                                                       -----------------------------------------

        Denominator for diluted earnings per common
           share - adjusted weighted average shares                        17,115,561              17,023,356
                                                                       =========================================
        Basic earnings per common share                                $         0.31          $         0.92
                                                                       =========================================
        Diluted earnings per common share                              $         0.30                    0.90
                                                                       =========================================



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